UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10/A

No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Brownstone Resources Inc.

(Exact name of registrant as specified in its charter)

Wyoming
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1 Yonge St., Suite 1801 Toronto, Ontario	M5E 1W7
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 214-7847

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Common Stock, no par value per share	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Item 1 - Business Description

Brownstone Resources Inc. is a junior mineral resource exploration company involved in the exploration and development of potentially mineral rich properties in North America.

The Company was incorporated on January 23, 1998 as CADItec International Inc. in the State of Delaware.  On September 23, 2005, the Company re-domiciled to the State of Wyoming.  Its fiscal year end is December 31.

Our name was changed to Brownstone Resources Inc. effective September 21, 2007.  We previously changed our name from MGM Mineral Resources, Inc. in October, 2007, Anglo Andean Mining Company in April 2006, Mercantile Gold Company in February, 2006, and AMC American Music Corp., Inc. in October, 2004.

The efforts of the Company are focused on the development of our existing mining claims, added shareholder value through acquisitions, and continuous and ongoing exploration for new resources in select prominent mining regions.

Brownstones management team, made up of geologists, mining executives and industry professionals, are working to put together an attractive group of holdings, with a focus on gold.

We have developed an aggressive exploration program for our LS Grande Property located in the Arizona, USA.

La Esperanza Mine agreement has been terminated due to the instability of the economic conditions in the region of South America.  As result of the termination, on February 7, 2006 Jairo Antonio Giraldo, Fernando Parra Giraldo, Gilberto Zapata, Rodrigo Betancur, Victor Mora, Fabian Llano, and Jorge Lalinde resigned as directors and/or officers of the Company.

Item 13 - Financial Statements and Supplementary Data.

BROWNSTONE RESOURCES INC.

PAGE

UNAUDITED FINANCIAL STATEMENTS

Balance Sheet as of September 30, 2009, December 31, 2008 and 2007

F1

Statement of Income (Loss) for the Nine Months Ended September 30, 2009, Year Ended

December 31, 2008 and the Three Months Ended December 31, 2007

F2

Statement of Cash Flows for the Nine Months Ended September 30, 2009, Year Ended

December 31, 2008 and the Three Months Ended December 31, 2007

F3

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

F4-F5

BROWNSTONE RESOURCES INC.

Balance Sheet (unaudited)

(in $USD)

	September 30, 2009	December 31, 2008	December 31, 2007

ASSETS
Cash	$ 28,311	$ 24,515	$ 325
Mining properties	71,818	54,163	-
TOTAL ASSETS	$ 100,129	$ 78,678	$ 325

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES	$ 0	$ 0	$ 0

SHAREHOLDERS’ EQUITY
Common shares	231,443	154,065	10,000
Foreign exchange translation adjustment	(18,381)	(21,560)	-
Retained earnings (deficit)	(112,933)	(53,827)	(9,675)

TOTAL SHAREHOLDERS’ EQUITY	100,129	78,678	325

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 100,129	$ 78,678	$ 325

The accompanying notes are an integral part of the financial statements.

F1

BROWNSTONE RESOURCES INC.

Statement of Income (Loss) (unaudited)

(in $USD)

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007

REVENUE	$ 0	$ 0	$ 0

EXPENSES
Compensation	15,427	22,514	6,000
Legal and professional	12,856	938	-
Occupancy	2,186	2,814	750
Telephone	1,029	1,970	525
Travel and accommodations	7,349	11,234	1,200
General and administrative	20,259	4,682	1,200
	59,106	44,152	9,675

NET LOSS FOR THE PERIOD	$ (59,106)	$ (44,152)	$ (9,675)

The accompanying notes are an integral part of the financial statements.

F2

BROWNSTONE RESOURCES INC.

Statement of Cash Flows (unaudited)

(in $USD)

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2007

OPERATING ACTIVITIES
Net loss for the period	$ (59,106)	$ (44,152)	$ (9,675)

Add: Adjustments to reconcile net loss to net cash used in operating activities
Foreign translation loss	(6,541)	(21,560)	-
	(65,647)	(65,712)	(9,675)

Cash used in operating activities	(65,647)	(65,712)	(9,675)

INVESTING ACTIVITIES
Acquisition of mining properties	(7,935)	(54,163)	-
Cash used in investing activities	(7,935)	(54,163)	-

FINANCING ACTIVITIES
Issuance of shares	77,378	144,065	10,000
Cash provided by financing activities	77,378	144,065	10,000

NET INCREASE (DECREASE) IN CASH DURING THE PERIOD	3,796	24,190	325
CASH BALANCE, BEGINNING OF PERIOD	24,515	325	-
CASH BALANCE, END OF PERIOD	$ 28,311	$ 24,515	$ 325

The accompanying notes are an integral part of the financial statements.

F3

Brownstone Resources Inc.

Notes to the Financial Statements

September 30, 2009 (Unaudited)

1.

THE COMPANY

The Company was incorporated on January 23, 1998 as CADItec International Inc. in the State of Delaware.  On September 23, 2005, the Company re-domiciled to the State of Wyoming.  Its fiscal year end is December 31.

2.

SIGNIFICANT ACCOUNTING POLICIES

The Company’s accounting policies conform to United States generally accepted accounting principles and have been consistently applied in the preparation of financial statements.

The financial statements included herein have not been audited by an independent registered public accounting firm, but include all adjustments (including normal, recurring entries), which are, in the opinion of management, necessary for a fair presentation of the results for such periods.

a)

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

b)

Revenue Recognition

The Company recognizes revenue when earned in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”

F4

Brownstone Resources Inc.

Notes to the Financial Statements

September 30, 2009 (Unaudited)

3.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, during the nine month period ended September 30, 2009, the Company incurred a loss of $59,106.  In addition, the Company has an accumulated deficit of $112,933.  It is the intention of the Company’s stockholders to fund capital shortfalls for the foreseeable future.

As discussed in note 1, the Company intends to become engaged in business activities in the mineral exploration industry (See note 4).  Management is devoting substantially all of its efforts to raise capital in order to finance its business activities.  The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.  There can be no assurance the Company will be successful in its effort to secure additional equity financing.

4.

Mineral Property

The Company has acquired the mining rights to the LS Grande property located in the Coconino County of the Long Valley mining district of Arizona and has spent $77,000 (Cdn$) for exploration purposes.

F5

Item 15 - Financial Statements and Exhibits.

(b) Exhibits. The following documents are filed as exhibits to this Form 10:

Exhibit

Number

Exhibit

3.1

Application for Certificate of Domestication - Articles of Domestication filed with the Wyoming Secretary of State on September 21, 2005 for Mercantile Gold Company (Delaware).

3.2

Articles of Amendment filed with the Wyoming Secretary of State on December 6, 2005 – name change from Mercantile Gold Company to Anglo Andean Mining Company.

3.3

Restated Articles of Incorporation of MGM Mineral Resources, Inc. as filed with the Wyoming Secretary of State on September 19, 2007.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Brownstone Resources, Inc.

By:

/s/ Kenneth Lamb

Kenneth Lamb

Director

Dated: October 15, 2009